KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces Certain Preliminary First Quarter 2024 Results and Schedules Conference Call

Continuation of Profitable Performance and Material Reduction in Non-Core Policies-In-Force

Kingston, NY — April 29, 2024 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, announced today certain preliminary financial results for its first quarter ended March 31, 2024, and announced that it will hold its first quarter 2024 financial results conference call on Tuesday, May 14, 2024, at 8:30 a.m. Eastern Time. The financial results news release is expected to be issued after the market closes on Monday, May 13, 2024.

Preliminary Results
(Estimated and Unaudited)

First Quarter 2024 *(all metrics are compared to First Quarter 2023):*
Kingstone refers to New York business as its "core" business and the business outside of New York as its "non-core" business.

- Net premiums earned of $28.8 million, an increase of 2.0%, primarily driven by significant renewal rate achievement in its core business, offset by the Company's strategic run-off execution of its non-core business.
    - Net premiums earned from non-core business declined by 49% from $4.5 million to $2.3 million.
    - Reduced non-core policies-in-force by 52%.
- Consolidated GAAP combined ratio of 93.6%, a 30.0 percentage point improvement.
- Catastrophe loss ratio of 5.2%, an 8.0 percentage point improvement.

Conference Call Details

Tuesday, May 14, 2024, at 8:30 a.m. Eastern Time

To participate please dial:

U.S. toll free	1-877-423-9820
International	1-201-493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed via webcast in the "Events & Presentations" tab of the Company's website or by clicking here. The webcast will be archived and accessible for approximately 30 days.

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York, and in 2023 was the 15th largest writer of homeowners insurance in New York. KICO is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Disclaimer and Forward-Looking Statements

The estimated, unaudited financial results indicated above are based on information available as of April 29, 2024, remain subject to change based on management's ongoing review of the Company's first quarter results and are forward-looking statements (see below). The actual results may be materially different and are affected by the risk factors and uncertainties identified in Kingstone's annual and quarterly filings with the Securities and Exchange Commission.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023.

The risks and uncertainties include, without limitation, the following:

- *the risk of significant losses from catastrophes and severe weather events;*
- *risks related to the lack of a financial strength rating from A.M. Best;*
- *risks related to our indebtedness due on December 30, 2024, including due to the need to comply with certain financial covenants and limitations on the ability of our insurance subsidiary to pay dividends to us;*
- *adverse capital, credit and financial market conditions;*
- *the unavailability of reinsurance at current levels and prices;*
- *the exposure to greater net insurance losses in the event of reduced reliance on reinsurance;*
- *the credit risk of our reinsurers;*
- *the inability to maintain the requisite amount of risk-based capital needed to grow our business;*
- *the effects of climate change on the frequency or severity of weather events and wildfires;*
- *risks related to the limited market area of our business;*
- *risks related to a concentration of business in a limited number of producers;*
- *legislative and regulatory changes, including changes in insurance laws and regulations and their application by our regulators;*
- *limitations with regard to our ability to pay dividends;*
- *the effects of competition in our market areas;*
- *our reliance on certain key personnel;*
- *risks related to security breaches or other attacks involving our computer systems or those of our vendors; and*
- *our reliance on information technology and information systems.*

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com